Exhibit 99.3

CELANESE CORPORATION AND SUBSIDIARIES
SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at beginning of year	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at end of year
	(in $ millions)
Year Ended December 31, 2003
Deducted from asset accounts:
Allowance for Doubtful Accounts	21	4	—		(3	)(a)	22
Valuation allowance for deferred tax assets	174	—	—		(14)		160
Period Ended March 31, 2004 Successor
Deducted from asset accounts:
Allowance for Doubtful Accounts	22	1	—		(1	)(a)	22
Valuation allowance for deferred tax assets	160	—	—		—		160
Period Ended December 31, 2004
Deducted from asset accounts:
Allowance for Doubtful Accounts	22	4	0		(4	)(a)	22
Valuation allowance for deferred tax assets	160	113	448	(b)	(73)		648
Year Ended December 31, 2005
Deducted from asset accounts:
Allowance for Doubtful Accounts	22	2	0		(8	)(a)	16
Valuation allowance for deferred tax assets	648	20	73	(b)	(31	)(c)	710

(a)	Includes foreign currency translation effects and uncollected accounts written off, net of recoveries

(b)	Represents amount charged to goodwill as a result of purchase accounting and accumulated other comprehensive income

(c)	Represents reversal of valuation allowance on German deferred tax assets, primarily net operating loss carryforwards